SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 18, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification
Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS
On April 19, 2006, Ashford Hospitality Trust, Inc. (the “Company”) completed the acquisition of the 338-room Pan Pacific San Francisco Hotel in San Francisco, California, for approximately $95.0 million in cash from W2001 Pac Realty, L.L.C.
On a forward twelve-month basis, the purchase price equates to a 12.2x EBITDA multiple, an EBITDA yield of 8.2%, and a net operating income capitalization rate of 6.5% with projected revenues of $32 million. The purchase price equates to a trailing twelve-month net operating income capitalization rate of 3.9% and a 5.0% EBITDA yield. The property generated revenues of $25.5 million for the calendar year 2005.
The Company will convert the hotel into a JW Marriott with re-branding and renovation costs expected to approximate $10.0 million. Marriott International, Inc. will manage the hotel under a long-term incentive management agreement. The Company funded the acquisition from proceeds received from two credit facility draws of approximately $88.9 million and $15.0 million, as discussed below in Item 2.03.
ITEM 2.03 MATERIAL FINANCIAL OBLIGATION
On April 18, 2006, the Company completed an approximate $88.9 million draw on its $100.0 million credit facility, due August 17, 2008, with an interest rate of LIBOR plus a range of 1.6% to 1.95% depending on the loan-to-value ratio. Considering this draw, the outstanding balance on this credit facility at April 18, 2006 was approximately $98.9 million.
On April 18, 2006, the Company completed a $15.0 million draw on its $47.5 million credit facility, due October 10, 2007, with an interest rate of LIBOR plus a range of 1% to 1.5% depending on the outstanding balance. Considering this draw, the outstanding balance on this credit facility at April 18, 2006 was approximately $15.0 million.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (a) Financial Statements
(1)	Financial Statements of Acquired Property

All required financial statements of the acquired property will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.

(2)	Pro Forma Financial Information

All required pro forma financial information of the Company, taking into account this acquisition, will be filed no later than 71 days after the date this initial report on Form 8-K must be filed.
     (b) Exhibits
          None.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 24, 2006

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

David A. Brooks
Chief Legal Officer